Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated as of this 1st day of April 2022 (the “Effective Date”), by and between High Street Capital Partners, LLC, a Delaware limited liability company (“Company”), and R4 Holdings, LLC, a New York limited liability company (“Consultant”). Company and Consultant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company is the subsidiary of Acreage Holdings, Inc. (“AH”), a publicly traded, vertically integrated, multi-state owner of cannabis licenses and assets in states where either medical and/or adult use of cannabis is legal and is in the business of operating licensed facilities in those states to grow, cultivate, process, and sell cannabis products (the “Business”);

WHEREAS, Consultant was previously the Chief Operating Officer of AH;

WHEREAS, the Parties have determined it is to their mutual benefit for the Company to contract with Consultant for support relating to the application/MSA with Grotech Farms, LLC and Garden Greens, LLC as well as providing guidance and support related to the applicable regulatory and legislative structure in New Jersey.

WHEREAS, the Parties recognize, acknowledge and agree that a significant portion of Company’s business and assets are comprised of information that is both proprietary and confidential, as more fully defined, which Proprietary and Confidential Information Company wishes to preserve and protect, as more fully detailed herein and in the Non-Disclosure Agreement signed on June 8, 2018; and

WHEREAS, Company desires to utilize Consultant to perform the services described below for, and on behalf of, Company and AH, pursuant to the provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                  SERVICES. Consultant shall assist AH in all facets required to support the application/MSA with Grotech Farms, LLC and Garden Greens, LLC as well as provide guidance and support related to the applicable regulatory and legislative structure in New Jersey (the “Consultant Services”). Further, the Consultant shall utilize the title of “Executive Advisor to the CEO” when performing the Consultant Services. The manner and means by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. Consultant’s obligations shall be conditioned upon receiving such information and cooperation from Company as may be reasonably necessary to perform the Consultant Services.

2.                  CONSULTANT’S REPRESENTATIONS. Consultant represents and warrants to Company that:

(a)               Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Consultant’s obligations in this Agreement;

(b)               Consultant’s entering into this Agreement with Company and Consultant’s performance of the Consultant Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

(c)               Consultant has the required skill, experience, and qualifications to perform the Consultant Services, Consultant shall perform the Consultant Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)               Consultant shall perform the Consultant Services in compliance with all applicable laws and regulations; and

(e)               Company will receive good and valid title to all work product, free and clear of all encumbrances and liens of any kind.

3.                  COMPANY’S REPRESENTATIONS. Company represents that it has full authority to enter into and perform this Agreement. The consummation of this Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, and obligations, agreements or understanding between Company and any other person or entity. Company represents and warrants to consultant that Company is able to timely pay consultant all fees and expenses incurred in the performance of the services hereunder.

4.                  RELATIONSHIP OF THE PARTIES. Nothing herein contained shall be construed to create an employer/employee relationship between the Company and the Consultant, it being the express intent of the Parties that Consultant shall at all times be an independent contractor.

5.                  TERM. The term of this Agreement shall commence as of the Effective Date and will continue month to month (the “Term”) until terminated by either Party as set forth in Section 12 herein.

6.                  COMPENSATION. For the Consultant Services provided hereunder, Consultant shall be paid the sum of $20,000 per month of Consulting Services Consultant performed, payable on the 1st of each month during the Term via wire transfer. Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from Company, and that Consultant shall be solely responsible for all federal, state, and local taxes. Company shall not be responsible for any withholdings to federal, state or local authorities.

7.                  REIMBURSEMENT FOR EXPENSES.

7.1	Consultant shall be entitled to payment or reimbursement for airfare, lodging, transportation, and reasonable expenses, equipment, supplies, or similar items if expressly authorized in advance by Company, in writing.

7.2	If you are eligible for and have elected COBRA continuation coverage, the Company will directly pay the full monthly premium cost for medical, dental, and vision directly to the insurance carrier through and including December 31, 2022 (the “COBRA Term”). All COBRA payments shall be paid by the Company for the entire COBRA Term even if this Agreement has been terminated by either party as set forth in Section 12 herein. You understand and acknowledge that it is solely your responsibility to timely elect COBRA continuation coverage in accordance with the Plan’s procedures. Your rights and obligations under such insurance plans shall be governed by the specific terms of the Plan and COBRA. In the alternative, you may elect to be reimbursed for different insurance coverage up to the COBRA monthly premium cost.

8.                  NON-DISCLOSURE OF PROPRIETARY AND/OR CONFIDENTIAL INFORMATION. Consultant agrees that at no time either during or subsequent to the Term of this Agreement, will Consultant disclose or use, except in pursuance of the business of the Company or any of its subsidiaries or affiliates, any Proprietary and/or Confidential Information of Company, or any subsidiary or affiliate of Company (including its publicly traded parent entity), acquired during the Term of this Agreement. The term “Proprietary and/or Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Company, or its subsidiaries and affiliates, and their employees, including any document, record, financial, product formulations, vendors, ingredient lists, methods of production, customer lists, distribution information, know-how, show-how, regulatory compliance, standard operating procedures, security plans, building designs, equipment, equipment specifications, or any other information of Company, or others in a confidential relationship with Company. The term Proprietary and/or Confidential also includes, but is not limited to, any and all specific business matters relating to Company, such as the Company’s financial information, identity of clients, customers, or patients, policies and procedures, fee structure, trade secrets, proprietary know-how, account information, and other information relating to other business of Company, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the Company’s premises, except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any Proprietary and/or Confidential Information, regardless of the medium on which it is located.

Consultant agrees to return or destroy, immediately upon termination of this Agreement and the Consultant Services hereunder, any and all documentation relating to Proprietary and/or Confidential Information of Company and of others that is in the possession of Consultant, in whatever format and/or medium in which it may be maintained, whether provided to, or developed by Consultant, and to provide a certificate of destruction if required by Company, in form and content reasonably demanded by Company.

Notwithstanding the foregoing, the restriction set forth above shall not apply to any proprietary and confidential information that (i) is a matter of public knowledge or prior personal knowledge from a source other than Company, or its affiliate, (ii) is independently developed by a person and not Company, without the use, directly or indirectly, of the Proprietary and/or Confidential Information, (iii), is required to be disclosed by law or the Order of any court or governmental agency or in any litigation or similar proceeding; provided that the Consultants shall, prior to making any such required disclosure, notify the Company with sufficient notice to permit the Company to seek an appropriate protective order. For the sake of clarity, Consultant shall retain all right, title, and interest in any intellectual property independently conceived or developed by Consultant, without the use, directly or indirectly, or the Proprietary and/or Confidential Information, prior to the date of commencement of this Agreement.

The final work product/deliverable of Consultant constitutes a “work for hire” and shall be assigned immediately to the Company. However, the proprietary methods used, if applicable, shall belong to Consultant.

9.                  PROPRIETARY AND/OR CONFIDENTIAL INFORMATION OF OTHERS. Consultant acknowledges that Company does business with other individuals and entities that supply Company with information of a confidential nature and that Company has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any such information received from clients or customers of Company as confidential as if it were the Proprietary and/or Confidential Information of Company.

10.              PERFORMANCE STANDARDS. Consultant’s performance of the Consultant Services shall comply at all times with applicable laws and regulations.

Consultant will not, at any time, do or suffer to be done, any act or thing which may in any way adversely affect the image of Company, any of its affiliates and/or that would adversely affect the perception of the public of Company, which, directly or indirectly, may reduce the value of Company or detract from its reputation.

11.              REMEDIES. In addition to any other remedies available to Company, in law or equity, which Company may have by virtue of this Agreement, Consultant acknowledges and agrees that if an actual or threatened breach of the terms of this Agreement occurs or is threatened, that Company has no adequate remedy at law and that such breach or threatened breach would cause irreparable damages to Company for which monetary damages would be inadequate. Accordingly, Consultant agrees that Company shall be entitled to obtain a temporary and/or permanent injunction against Consultant from a court of competent jurisdiction to restrain any threatened or actual breach of the provisions contained herein, in addition to damages and any other remedies available to Company.

12.              TERMINATION. This Agreement may be terminated as follows:

(a)      This Agreement can be terminated with or without Cause (as defined below) upon fifteen (15) days’ advance written notice to the other party, unless otherwise mutually agreed upon, signed by both parties, prior to the end of the Term.

(b)      If the Company terminates this Agreement for Cause (as defined below), the Company may immediately terminate the Agreement upon written notice to the Consultant. “Cause” shall mean that the Consultant has, in the reasonable judgment of the Company:

(i)                 committed an act of fraud or embezzlement, whether or not committed in the course of performing the Consultant Services under this Agreement;

(ii)                 been convicted or pleaded guilty no contest or nolo contendre to any felony; or

(ii)                 committed or omitted an action that materially jeopardizes the Company’s business or its any of its licenses to do business;

provided that prior to terminating this Agreement for Cause pursuant to clause (iii) hereof, the Company shall provide to Consultant written notice setting forth the specific grounds for termination and Consultant shall have a period of ten (10) days following receipt of such notice to cure such grounds (if susceptible to cure) to the satisfaction of the Company. Notwithstanding anything to the contrary contained herein, the Consultant’s right to cure as set forth in the preceding sentence shall only apply to the first instance in which the Company is required to provide a right to cure under this section.

Upon termination of this Agreement in accordance with this Section 12, the Agreement is terminated effective immediately, provided however, that regardless of the reason for termination (Cause or No Cause), the Company shall not be relieved from its payment obligations for Services performed by Consultant prior to the end of the Term or termination including, but not limited to, ensuring that the Consultants COBRA is paid through the entirety of the COBRA Term.

13.              LIMITATION OF LIABILITY TO COMPANY. Notwithstanding any other provision of this Agreement to the contrary, in no event, except for intentional and/or reckless conduct, shall Consultant be liable to Company for Company’s lost profits, or special, incidental, punitive or consequential damages, (even if consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Company under any circumstances exceed the amount of compensation actually received by Consultant from Company under this Agreement as of the date damages are ascertained. Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

14.              INDEMNIFICATION. Consultant shall defend, indemnify, and hold harmless Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:

(a)      bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultant’s acts or omissions; and

(b)      Consultant’s breach of any representation, warranty, or obligation under this Agreement.

Company shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including reasonable attorney’s fees and expenses) as they are incurred in connection with the investigation of, preparation for defense of any pending or threatened claim or any action or proceeding arising therefrom, that Consultant incurs as a result of having performed Consultant Services on behalf of Company consistent with the scope of Consultant Services set forth in this Agreement.

15.              AMENDMENTS AND WAIVER. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

16.              INDEPENDENT CONTRACTOR; NO AGENCY. The Parties agree that, at all times during the Term of this Agreement, Consultant shall continue to be an independent contractor and is not authorized as, nor shall be deemed to be an employee, agent, partner, joint venture or representative of Company. Neither Party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant or any employee or agent of the Consultant. Consultant shall retain the rights to perform services for others during the term of this Agreement as long as such services not conflict with the work performed for Company or in any way compromise Company.

17.              OTHER BUSINESS ACTIVITIES. Consultant may be engaged or employed in any other business, trade, profession, or other activity which does not place Consultant in a conflict of interest with Company; provided, that, during the Term, Consultant shall not be engaged in any business activities that may compete with the Business or perform any services for direct competitors of Company without Company's prior written consent.

18.              ASSIGNMENT. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

19.              GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents, including all schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations, without giving effect to the conflict of laws provisions thereof, to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state court located in the State of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

20.              MISCELLANEOUS.

(a)               All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") shall be in writing and addressed to the Parties at the addresses set forth below. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section. Notices shall be addressed as follows:

If to Consultant:	R4 Holdings, LLC
c/o ROBERT J DAINO
7107 Kittiwake Run
Manlius, New York 13104
Email: rjdainoadk@gmail.com

If to Company:	High Street Capital Partners, LLC
Attn: General Counsel
450 Lexington Avenue, #3308
New York, New York 10163
Email: legal@acreageholdings.com

(b)                Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

(c)               This Agreement and related exhibits and schedules constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(c)               If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d)               This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMPANY:	CONSULTANT:

HIGH STREET CAPITAL PARTNERS, LLC	R4 HOlDINGS, LLC
a Delaware limited liability company	a New York limited liability company

/s/ Kevin Murphy	/s/ Robert J. Daino
Name: Kevin Murphy	Name: Robert J Daino
Title: Managing Member	Title: Member

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